Exhibit 10.51

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is entered into as of the 24th day of April, 2009 (the “Effective Date”) between Capmark Finance Inc. (“Company”) and Barry S. Gersten (“Consultant”).

BACKGROUND

Company wishes to engage Consultant for consulting and other professional services, and Consultant is willing to accept such engagement on the terms and conditions of this Agreement.

In consideration of the foregoing and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

TERMS

1.               ENGAGEMENT.

Company hereby engages Consultant to provide Company and its affiliates and subsidiaries (collectively, “Capmark”) with the services described in Exhibit A (the “Services”) during the period commencing on the Effective Date and continuing until this Agreement terminates pursuant to Section 2 hereof.  Consultant hereby accepts such engagement upon the terms and conditions set forth in this Agreement.  Consultant shall make himself available to Capmark during the term hereof for the performance of the Services hereunder.  Subject to the restrictive covenants described in Section 8 below, this Agreement does not limit Consultant from undertaking other engagements or pursuing other business opportunities not involving Capmark.

2.               TERM and TERMINATION.

Unless otherwise terminated pursuant to the terms of this Agreement, the term of this Agreement shall be for a period of three (3) months from the Effective Date.  Either party may terminate this Agreement at any time upon a breach of this Agreement by the other party.  Notwithstanding the foregoing, Section 3 and Sections 5 through 18 shall survive the expiration or termination of this Agreement; provided however, Section 8 shall automatically terminate if this Agreement is terminated due to a payment default by the Company.

3.               INDEPENDENT CONTRACTOR; TAXES.

a. The relationship of Consultant to Company shall be that of an independent contractor and neither this Agreement nor any conduct hereunder shall be deemed to create a relationship of employer-employee, partnership, joint venture, agent or any other common enterprise.

b. Consultant shall not be entitled to participate in any of Capmark’s employee benefit or welfare plans.

c.  It is intended that the fees paid hereunder shall constitute revenues to Consultant.  Consultant acknowledges and agrees that he shall be exclusively liable and solely responsible for the payment of all taxes including Federal, State and Local Taxes that may be payable by  Consultant as a result of the payments to Consultant hereunder and the filing of required returns relating thereto.  If the Company or any of its affiliates and subsidiaries is required at any time to pay any monies in payment of Consultant’s tax obligations, including interest, penalties and other additions, in respect of the payments made under this Agreement, Consultant agrees to indemnify and hold harmless the Company, its affiliates and subsidiaries and their respective directors, officers and employees for payment of any such taxes or other amounts.

d.  Consultant shall have no authority to bind Capmark or assume, enter into, or act on behalf of Capmark; Consultant shall not represent to the contrary to any person or entity.

4.               FEES AND EXPENSES.

During the term of this Agreement, as compensation for the Services rendered by Consultant, Consultant shall be entitled to the fees described in Exhibit A.  Company shall reimburse Consultant during the term of this agreement and one month after, upon presentation to the Company of expense statements or vouchers or such other supporting information as the Company may reasonably require, for all reasonable out-of-pocket expenses approved by Company from time to time and actually incurred by Consultant in the performance of his duties hereunder.

5.               LIMITATION OF LIABILITY.

a.   Company agrees to indemnify and hold harmless Consultant from and against any claim, action, proceeding, damages, losses, cost or expenses, (“Damages”) arising out of or connected with Consultant’s performance of services as contemplated by this Agreement except for Damages arising out of consultant’s gross negligence, willful misconduct or violation of law.   Company shall have the right and obligation to defend, at Company’s sole expense, any claim, action or proceeding for which Consultant is indemnified pursuant to the preceding sentence.

6.               PROPRIETARY RIGHTS

All materials or information (whether or not protectable by patent or copyright) developed, furnished or prepared by Consultant pursuant to this Agreement or arising out of Consultant’s performance of Services, whether originated, developed, made, conceived or authored by Consultant alone or jointly with others, is work made for hire by Consultant for the Company and shall be deemed “Confidential Information” subject to Section 7.  All right, title and interest, including copyright, to such materials or information are the Company’s exclusive property for its use in whatever way it may determine, and shall be delivered to the Company promptly upon completion of the work hereunder or upon termination of this Agreement.  Consultant agrees to execute any document reasonably required to give effect to this Section 6.

7.               CONFIDENTIALITY

Consultant acknowledges that in connection with performing the Services, Consultant may be provided with certain information, which is confidential or proprietary.  As used herein, “Confidential Information” shall mean all information, whether oral or written (including information provided in electronic format), provided to Consultant in connection with performing the Services, provided that such information shall not be Confidential Information if the information provided (i) is of public knowledge at the time of disclosure, (ii) becomes generally available to the public other than as a result of a disclosure by Consultant in violation of this agreement, (iii) was in possession of Consultant on a non-confidential basis prior to its disclosure, or (iv) was rightfully disclosed to Consultant by a third party in accordance with the terms of this Agreement.  Confidential Information shall also include any analysis, compilation, study or other document prepared by Consultant which contains or otherwise reflects information provided to Consultant in connection with the performance of the Services.

For a period of three (3) years from the date hereof, Consultant agrees: that it will hold Confidential Information in strict confidence and take all reasonable precautions to protect such Confidential Information from disclosure and that it will not make any use of the Confidential Information whatsoever at any time or in any manner other than in connection with performance of the Services.

All Confidential Information remains the sole and exclusive property of Capmark and Consultant acquires no rights in the Confidential Information by virtue of this Agreement.  Upon the request of the Company, Consultant shall return as soon as practicable all copies of (a) all non-verbal Confidential Information to the Company or (b) destroy all non-verbal Confidential Information and certify in writing to its destruction. Any oral Confidential Information shall continue to be subject to the terms of this Agreement.

If Consultant is compelled by law to disclose any of the Confidential Information, it will provide prompt written notice to the Company so that such disclosure can be opposed. Consultant shall use his reasonable best efforts to assist Capmark in opposing such disclosure or obtaining other relief.  In the event such disclosure is nonetheless compelled, Consultant will furnish only that portion of the Confidential Information which it is legally compelled to furnish, and no such disclosure pursuant to a legal requirement shall be deemed a breach of this Agreement.

Consultant acknowledges that the Confidential Information may contain material non-public information.  Consultant further acknowledges that, under the securities laws of the United States, any person who has received material, non-public information, directly or indirectly, from the issuer of securities concerning the securities may be prohibited from purchasing or selling such securities for a period of time or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  Consultant acknowledges that it may face certain restrictions under the federal and state securities laws as a result of Consultant’s receipt of the Confidential Information (which may contain such material, non-public information) and agrees that it shall not take any action which would cause Consultant or Capmark to be in violation of any federal or state securities laws.

Consultant will notify the Company in writing promptly upon the occurrence of any unauthorized release of Confidential Information or other breach of this Agreement of which it is aware.

8.               RESTRICTIVE COVENANTS.

a.  For a three month period commencing on the Effective Date, Consultant shall not, directly or indirectly, engage or participate in, own, manage or control, or have a financial interest in (other than a passive non-controlling investment interest) any business which has as its primary business (or as a principal business) the origination of commercial real estate loans.

b.  During such three-month period, any engagements or business opportunities undertaken by Consultant and not involving Capmark shall be consistent with the terms and conditions set forth in this Agreement, including, without limitation, the non-competition provisions set forth in the preceding paragraph.

9.               BINDING EFFECT, ASSIGNMENT.

This Agreement shall inure to the benefit of, and be binding upon, Company, its successors and assigns and shall inure to the benefit of and be binding upon Consultant, his heirs, distributes and personal representatives.  Consultant may not assign this Agreement or any right or obligation under this Agreement without the prior written consent of Company.

10.         REPRESENTATIONS AND WARRANTIES OF CONSULTANT.

Consultant represents and warrants to the Company that neither Consultant’s acceptance of the consulting relationship provided for herein nor the execution, delivery and performance of this Agreement by Consultant results or will result in a breach of or constitutes or will constitute a default under any other agreement or instrument to which Consultant is a party or by which Consultant may be bound or affected.  Consultant further represents and warrants to Company that his activities hereunder comply with all federal and state laws and regulations governing such activities, if applicable and that he has obtained all necessary licenses required to perform under this Agreement, if applicable.

11.         WAIVER.

The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed a waiver of future performance of any such term, covenant or condition, and the obligations of either party with respect to such term, covenant or condition shall remain in full force and effect.

12.         COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

13.         NOTICES AND ADDRESSES.

All notices and any other acts required or permitted under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company:	Capmark Finance Inc.
116 Welsh Road
Horsham, PA 19044
Attn: Executive Vice President and Chief Administrative Officer

To Consultant:	Barry S. Gersten
[Redacted]

14.         ENTIRE AGREEMENT, MODIFICATION.

This Agreement supersedes all previous agreements, negotiations or communications between Consultant and Capmark and contains the entire understanding and agreement between the parties with respect to its subject matter. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

15.         HEADINGS.

Headings in this Agreement are for convenience only and should not be used to interpret or construe its provisions.

16.         GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

17.         SEVERABILITY/SURVIVAL.

If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

18.         ARBITRATION.

Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Philadelphia, Pennsylvania before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.  The parties shall share the fees of the arbitrators equally.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

CAPMARK FINANCE INC.

By:
/s/ Linda Pickles
Name: Linda Pickles
Title: Executive Vice President and Chief Administrative Officer

By:
/s/ Barry S. Gersten
BARRY S. GERSTEN

Exhibit A

Services

Consultant will, at the request of the Chief Executive Officer (“CEO”) of Capmark Financial Group Inc. (“CFGI”), provide such services, and perform such duties and responsibilities as may be reasonably requested by the CEO including without limitation participating in fund valuation meetings as requested and assisting in the transition of his former duties at Capmark.  In connection with the performance of Consultant’s services hereunder, Consultant will be available to perform such services by phone or in person as reasonably requested, as reasonably determined by Capmark.

Fees

•                  During the term of this Agreement, Consultant will be paid, in arrears, a monthly consulting fee of $41,667.00 per month.

Company will process monthly invoices for the Consultant within ten (10) days of the end of each month.